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Jennifer McGuffin
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Calamos Expands Investment Team
•	Gary D. Black Joins Calamos as Global Co-Chief Investment Officer
•	Calamos Adds Long/Short Equity Capability, Expanding Product Offerings
•	Nick P. Calamos Remains as a Firm Advisor

Naperville, IL, August 23, 2012 – Calamos Investments today announced that Gary D. Black will join the firm as Global Co-Chief Investment Officer and a member of the firm’s Investment Committee. John P. Calamos, Sr., the firm’s Founder, Chief Executive Officer and Global Co-Chief Investment Officer, and Gary Black will lead the investment team and will oversee portfolio management, research, trading and risk management. Calamos will also add a long/short equity capability, continuing its history of providing innovative investment solutions for clients.

John Calamos, Sr. said, “During our 35-year history, Calamos has served a global base of clients through an institutional investment process and a focus on long-term results. Gary brings 20 years of investment and leadership experience to our firm. His expertise complements that of our long-tenured teams and supports our strategic roadmap for delivering investment performance and evolving our global investment platform.”

Gary succeeds Nick P. Calamos, President of Investments and Co-Chief Investment Officer, who has decided to step back from the day-to-day business of the firm to pursue personal interests. He will continue to serve as a member of the Calamos Board of Directors.

Nick Calamos said, "It has been a privilege to work with John to help build and lead the Calamos investment team. I am confident that Gary will maintain our discipline of process and execution. The Calamos investment team is in good hands given Gary’s significant experience in leading investment teams on a global basis.”

Gary Black said, “I am honored to join Calamos as Global Co-CIO, given its outstanding reputation for strong investment performance, in-depth research and disciplined portfolio management.”

John Calamos said, “I thank Nick for his many contributions. With his help, we have built an experienced, collaborative investment structure, which includes a core investment team of more than 50 investment professionals, most of whom have spent the majority of their careers at Calamos, as well as an apprentice system that has allowed us to cultivate talent.”

Calamos also announced today that it has acquired Black Capital LLC, founded by Gary Black. The addition of a dedicated long/short equity investment team expands the firm’s existing capabilities in alternative strategies and follows the firm’s recent addition of a dedicated value equity investment team. John Calamos said, “Selectively expanding our capabilities by adding investment professionals ensures that we do not dilute the resources we dedicate to our existing strategies.”

“As the global economy and capital markets evolve, we will continue to serve our clients as we always have—by maintaining a focus on long-term investment results. Expanding our global research platform and investment team will help us to best serve our clients’ needs,” concluded John Calamos.

About Gary Black

Gary Black, Global Co-Chief Investment Officer of Calamos Investments, previously served as Chief Executive Officer, Chief Investment Officer, and a Founding Member of Black Capital LLC. Prior to that, he served as Chief Executive Officer of Janus Capital Group from January 2006 through July 2009, and as President and Chief Investment Officer from April 2004 to January 2006. Prior to joining Janus, Gary was Chief Investment Officer of Global Equities at Goldman Sachs Asset Management, which he joined as a partner in June 2001. Prior to this role, Gary headed GSAM’s U.S. distribution efforts. Prior to joining Goldman Sachs, Gary was Executive Vice President and head of Alliance Bernstein’s global institutional business. He started his investment career in 1992 at Sanford C. Bernstein as a senior research analyst and was named top analyst in his sector for six consecutive years. Gary earned an M.B.A. from Harvard Business School, and a B.S. Economics degree from the Wharton School of the University of Pennsylvania.

About Calamos

Calamos Investments is a globally diversified investment firm serving the needs of institutional and individual investors for over 35 years. The company’s clients include public and private pensions, foundations, endowments, corporations, financial advisors, families and individuals from around the world who have entrusted the firm with $33.6 billion in total assets as of July 31, 2012. Calamos employs more than 50 investment professionals, as of July 31, 2012.

Calamos offers a range of global investment solutions—equity, fixed-income, convertible and alternatives —to work with clients’ multi-asset allocation frameworks and achieve the goals of their investment programs.

Calamos serves professional/sophisticated investors around the world through Calamos Global Funds PLC (UCITS), distributed by Calamos Investments LLP, London, United Kingdom.

For more information, please visit Calamos.com or call 800.582.6959.

Source: Calamos Investments

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Members Calamos International Holdings LLC, Calamos International Holdings II LLC, Terry O’Malley. Calamos Investments LLP is a limited liability partnership registered in England and Wales (registered number OC 348754). Its registered office is as above and is trading from Suite G. 07, 1 Cornhill, London EC3V 3ND.  Calamos Investments LLP is authorised and regulated by the Financial Services Authority.